                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*

                       World Wrestling Entertainment, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    98156Q108
                                 (CUSIP Number)

                                 April 30, 2005
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

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-------------------                                           ------------------
CUSIP No. 98156Q108                    13G                    Page 2 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON /
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Partners Limited Partnership

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)

                                                                         (a) [ ]
        Not Applicable                                                   (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      2,162,670
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      2,162,670

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,162,670

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IA

--------------------------------------------------------------------------------

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-------------------                                           ------------------
CUSIP No. 98156Q108                    13G                    Page 3 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Investment Corporation

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)

                                                                         (a) [ ]
        Not Applicable                                                   (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      2,162,670
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      2,162,670

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,162,670

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        CO

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 98156Q108                    13G                    Page 4 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Andrew A. Ziegler

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)

                                                                         (a) [ ]
        Not Applicable                                                   (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      2,162,670
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      2,162,670

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,162,670

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 98156Q108                    13G                    Page 5 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carlene Murphy Ziegler

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)

                                                                         (a) [ ]
        Not Applicable                                                   (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      2,162,670
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      2,162,670

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,162,670

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

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Item 1(a)   Name of Issuer:

               World Wrestling Entertainment, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

               1241 East Main Street
               Stamford, CT 06902

Item 2(a)   Name of Person Filing:

               Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                  Artisan Partners ("Artisan Corp.")
               Andrew A. Ziegler
               Carlene Murphy Ziegler

Item 2(b)   Address of Principal Business Office:

               Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

               875 East Wisconsin Avenue, Suite 800
               Milwaukee, WI 53202

Item 2(c)   Citizenship:

               Artisan Partners is a Delaware limited partnership
               Artisan Corp. is a Wisconsin corporation
               Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)   Title of Class of Securities:

               Class A Common Stock

Item 2(e)   CUSIP Number:

               98156Q108

Item 3      Type of Person:

               (e) Artisan Partners is an investment
               adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan
               Corp. is the General Partner of Artisan
               Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

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Item 4      Ownership (at December 31, 2004):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    2,162,670

               (b)  Percent of class:

                    10.2% (based on 21,126,690 shares outstanding as of March 2,
                    2005)

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: None
                    (ii) shared power to vote or to direct the vote: 2,162,670
                    (iii) sole power to dispose or to direct the disposition of:
                         None
                    (iv) shared power to dispose or to direct disposition of:
                         2,162,670

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Corp., Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               Not Applicable

Item 8      Identification and Classification of Members of the Group:

               Not Applicable

Item 9      Notice of Dissolution of Group:

               Not Applicable

Item 10     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 10, 2005

                                          ARTISAN INVESTMENT CORPORATION
                                          for itself and as general partner of
                                          ARTISAN PARTNERS LIMITED PARTNERSHIP


                                          By: Lawrence A. Totsky*
                                              ----------------------------------


                                          ANDREW A. ZIEGLER


                                          Andrew A. Ziegler*
                                          --------------------------------------


                                          CARLENE MURPHY ZIEGLER
                                          --------------------------------------


                                          Carlene Murphy Ziegler*


                                          *By: /s/ Lawrence A. Totsky
                                               ---------------------------------
                                               Lawrence A. Totsky
                                               Chief Financial Officer of
                                               Artisan Investment Corporation
                                               Attorney-in-Fact for
                                               Andrew A. Ziegler
                                               Attorney-in-Fact for Carlene
                                               Murphy Ziegler

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of May 10, 2005 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew
            A. Ziegler, and Carlene Murphy Ziegler

Exhibit 2   Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3   Power of Attorney of Carlene M. Ziegler dated as of April 2, 2002

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: May 10, 2005

                                          ARTISAN INVESTMENT CORPORATION
                                          for itself and as general partner of
                                          ARTISAN PARTNERS LIMITED PARTNERSHIP


                                          By: Lawrence A. Totsky*
                                              ----------------------------------


                                          ANDREW A. ZIEGLER


                                          Andrew A. Ziegler*
                                          --------------------------------------


                                          CARLENE MURPHY ZIEGLER


                                          Carlene Murphy Ziegler*
                                          --------------------------------------


                                          *By: /s/ Lawrence A. Totsky
                                               ---------------------------------
                                               Lawrence A. Totsky
                                               Chief Financial Officer of
                                               Artisan Investment  Corporation
                                               Attorney-in-Fact for Andrew A.
                                               Ziegler
                                               Attorney-in-Fact for Carlene
                                               Murphy Ziegler

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

     The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2nd day of April, 2002.


                                          /s/ Andrew A. Ziegler
                                          --------------------------------------
                                          Andrew A. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Marie V. Glowacki, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 2 day of April, 2002.


                                          /s/ Marie V. Glowacki
                                          --------------------------------------
                                          Notary Public

                                                                       EXHIBIT 3

                                POWER OF ATTORNEY

     The undersigned, Carlene Murphy Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2 day of April, 2002.


                                          /s/ Carlene Murphy Ziegler
                                          --------------------------------------
                                          Carlene Murphy Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Kim R. Ruffert, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene Murphy Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 2 day of April, 2002.


                                          /s/ Kim R. Ruffert
                                          --------------------------------------
                                          Notary Public